                                    (LOGO)

                              NETWORK EQUIPMENT
                                 TECHNOLOGIES

                               800 SAGINAW DRIVE

                         REDWOOD CITY, CALIFORNIA 94063

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 AUGUST 8, 1995

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Network Equipment Technologies, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, August 8, 1995, at 10:00 a.m., local time, at the principal offices of the Company, 800 Saginaw Drive, Redwood City, California, for the following purposes:

     1. To elect Directors to serve for the terms specified in the accompanying Proxy Statement and until their successors are elected and qualified.

     2. To approve amendments to the Company's 1993 Stock Option Plan to increase the number of shares available for issuance under the 1993 Stock Plan, the 1988 Restricted Stock Award Plan, the 1988 U.K. Stock Option Scheme, and the 1989 U.K. Stock Option Plan by 2,000,000 and to limit the number of shares that may be granted to any participant in any one year.

     3. To ratify the appointment of Deloitte & Touche LLP as independent accountants of the Company for the fiscal year ending March 31, 1996.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 12, 1995, are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                         By Order of the Board of Directors

                                         CRAIG M. GENTNER
                                         Secretary
Redwood City, California
June 21, 1995

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.
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                                    (LOG0)


                              NETWORK EQUIPMENT
                                 TECHNOLOGIES


                               800 SAGINAW DRIVE

                         REDWOOD CITY, CALIFORNIA 94063

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 AUGUST 8, 1995

     The enclosed proxy is solicited by the Board of Directors of Network Equipment Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on August 8, 1995, and at any postponement or adjournment thereof (the "Annual Meeting") at the principal offices of the Company located at 800 Saginaw Drive, Redwood City, California 94063. Stockholders of record on June 12, 1995, will be entitled to notice of and to vote at the Annual Meeting.

     The Company intends to mail this Proxy Statement and accompanying proxy card (the "Proxy"), together with the Annual Report to stockholders on approximately June 21, 1995. On June 12, 1995, there were outstanding and entitled to vote 18,987,666 shares of Common Stock of the Company ("Common Stock").

VOTING

     By properly marking, dating, signing and returning the enclosed proxy card, the shares represented on the card will be voted at the Annual Meeting in accordance with the instructions of the stockholder. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. In addition, abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

     Any person giving a proxy has the power to revoke it at any time before its exercise at the Annual Meeting. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 800 Saginaw Drive, Redwood City, California 94063, written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy, and any additional soliciting material furnished to stockholders. The Company does not presently intend to solicit proxies other than by mail. The Company reserves the right to have an outside solicitor conduct the solicitation of proxies and to pay such solicitor for its services.

- --------------------------------------------------------------------------------

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS
- --------------------------------------------------------------------------------

ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides for a classified Board of Directors. The Board is divided into three classes, designated Class I, Class II and Class III, whose respective current terms expire at the 1997, 1995, and 1996 Annual Meetings of Stockholders. The terms of Messrs. Francesconi and Gill as Class I Directors, and Messrs. Arnold and Vigilante as Class III Directors continue beyond the Annual Meeting. Pursuant to the retirement policy of the Board, Mr. Baldwin is retiring as a Class II director prior to the Annual Meeting. The Bylaws of the Company authorize the Board to consist of between five and eight directors, and authorize the Board to determine the exact number of directors within the specified limits. It is the Board's intention to set the number of directors at six upon Mr. Baldwin's retirement.

     The two nominees for Class II Director are Messrs. Doll and Wolf. They have agreed to serve if elected, and management has no reason to believe that either nominee will be unable to serve. Unless otherwise instructed, the proxy holders will vote the proxies received by them for such nominees. The two candidates receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Class II Directors of the Company. They will hold office until the 1998 Annual Meeting of Stockholders and until their successors, if any, are elected or appointed or until their death, resignation or removal.

DIRECTORS

     Set forth below is information regarding the nominees for director, Messrs. Doll and Wolf, and other Directors of the Company.

                                                                 CLASS AND
                                                 DIRECTOR        YEAR TERM
            NAME OF NOMINEE              AGE      SINCE           EXPIRES
- ---------------------------------------  ---     --------     ---------------
Dixon R. Doll                            52        1984       Class II-1998
Hans A. Wolf                             66        1992       Class II-1998

                                                                 CLASS AND
                                                 DIRECTOR        YEAR TERM
           NAME OF INCUMBENT             AGE      SINCE           EXPIRES
- ---------------------------------------  ---     --------     ---------------
John B. Arnold                           72        1983       Class III-1996
Robert H. B. Baldwin                     74        1988       Class II-1995
Joseph J. Francesconi                    52        1994       Class I-1997
Walter J. Gill                           60        1991       Class I-1997
Frank S. Vigilante                       65        1992       Class III-1996

     John B. Arnold has served as a Director of the Company since August 1983, and as Chairman of the Board since March 1994. From January 1, 1994, to March 9, 1994, he served as Acting Chief Executive Officer. He was Vice President of Harris Corporation from 1981 until his retirement in 1986.

     Robert H. B. Baldwin has served as a Director of the Company since November 1988. Pursuant to the Board's retirement policy, he is retiring from the Board prior to this year's Annual Meeting. Mr. Baldwin was Chairman and a Managing General Partner of the Lodestar Group, an investment banking concern, from January 1, 1989, to December 31, 1991. Mr. Baldwin served as Chairman of the Morgan Stanley Advisory Board from January 1984 to December 1988.

     Dr. Dixon R. Doll has served as a Director of the Company since April 1984. He is actively engaged in venture capital activities as a private investor. Dr. Doll has served as Chairman of The DMW Group, an international strategic consulting firm, serving the computer and networking industries since January 1973. From September 1985 to September 1994, Dr. Doll was a partner of Accel Partners, a venture capital firm. Dr. Doll holds a Master of Science and Ph.D. in electrical engineering from the University of Michigan. Dr. Doll is also a Director of Racotek, Inc. a public company, and numerous private companies.

     Joseph J. Francesconi has served as a Director and as President and Chief Executive Officer since March 1994. From 1977 until he joined the Company, Mr. Francesconi served in a number of management capacities at Amdahl Corporation, a leading mainframe manufacturer, most recently as Executive Vice President. Prior to joining Amdahl Corporation, Mr. Francesconi spent 12 years with IBM Corporation.

     Walter J. Gill, a founder of the Company, has served as a Director since January 1991 and from May to August 1983. In October 1994, Mr. Gill retired from his full-time position as Vice President and Chief Technology Officer. From 1983 until his retirement, he served in several senior management positions, including Vice President and General Manager, Private Network Division, and at the Company as the Chief Technical Officer from April 1987 to February 1988, and as Vice President of Engineering from July 1983 until April 1987.

     Frank S. Vigilante has served as a Director of the Company since April 1992. Since his retirement from AT&T in February 1987, Mr. Vigilante has served as a telecommunications management consultant. Before his retirement, Mr. Vigilante served in various capacities with AT&T over a period of 29 years, including service from 1983 as President of Product Management and Development for AT&T Information Systems, and service from 1985 as a Senior Vice President of AT&T.

     Hans A. Wolf has served as a Director of the Company since August 1991. Mr. Wolf retired on December 31, 1992, as Vice Chairman of the Board of Syntex Corporation, a worldwide pharmaceutical company, and he retired from the Syntex Board in December 1993. He headed several of Syntex's business units and served as Chief Administrative Officer from 1975 until his retirement. Previously, Mr. Wolf spent 20 years at Texas Instruments where he held a number of positions, including Vice President and Treasurer.

     On May 1, 1995, DuWayne J. Peterson, Jr. resigned as a Director of the Board, after serving since October 1991, to become President and Chief Operating Officer of Communications Broadband Multimedia, Inc.

STOCK OWNERSHIP OF FIVE PERCENT STOCKHOLDERS, DIRECTORS, AND OFFICERS

     The following table sets forth certain information, as of May 30, 1995, regarding ownership of the Company's Common Stock by (i) each director and nominee, (ii) each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

           FIVE PERCENT STOCKHOLDERS,                                APPROXIMATE
           DIRECTORS, NAMED OFFICERS,                               PERCENTAGE OF
              AND ALL DIRECTORS AND                 NUMBER OF        OUTSTANDING
               OFFICERS AS A GROUP                   SHARES            SHARES
- -------------------------------------------------  -----------     ---------------
Kopp Investment Advisors(1)......................   3,040,041              16%
6600 France Avenue South, #672
Edina, Minnesota 55435
Fidelity Management & Research Corp. ............   2,318,900              12%
82 Devonshire Street
Boston, Massachusetts 02109
RCM Capital Management(1)........................   1,856,050               9%
4 Embarcadero Center, #2900
San Francisco, California 94111
John B. Arnold(2)................................      57,324               *
Robert H. B. Baldwin(3)..........................      69,372               *
John K. Clary(4).................................         957               *
Jerry L. Davis(5)................................      61,059               *
Dixon R. Doll(6).................................     145,794               *
Joseph J. Francesconi(7).........................      85,625               *
Craig M. Gentner(8)..............................      72,666               *
Walter J. Gill(9)................................     170,000               *
David P. Owen(10)................................      41,458               *
Raymond E. Peverell(11)..........................      27,500               *
Frank S. Vigilante(12)...........................      25,995               *
Hans A. Wolf(13).................................      17,498               *
All officers & directors as a group
(fifteen persons)(14)............................     845,190               4%

     Identified stockholders are "beneficial" owners as defined in Securities and Exchange Commission regulations.

* Represents less than 1% of the outstanding shares

 1/ This information is acquired from publicly available information filed with the Securities and Exchange Commission as of March 31, 1995. The Company has been advised that: Kopp Investment Advisors has shared dispositive power with respect to 3,035,041 of the shares, and sole dispositive and sole voting power with respect to 5,000 of the shares shown opposite its name; RCM Capital Management has sole voting and investment power with respect to 1,472,650 of the shares, and no investment power with respect to 383,400 of the shares shown opposite its name. The Company has not independently verified the accuracy of this information.

 2/ Includes 57,324 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
 3/ Includes 68,997 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
 4/ Includes 957 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
 5/ Includes 55,469 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
 6/ Includes the following shares as to which Dr. Doll disclaims beneficial ownership: 200 shares owned by a son, and 4,800 shares owned by International Synergies, Ltd., a corporation in which Dr. Doll has a beneficial interest. Includes 48,997 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.

 7/ Includes 65,625 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
 8/ Includes 64,666 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
 9/ Includes 70,000 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
10/ Includes 35,260 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
11/ Includes 17,500 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
12/ Includes 22,995 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
13/ Includes 16,998 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options.
14/ See notes (2) through (13) above. Includes 560,504 shares issuable within 60 days of May 30, 1995, upon exercise of outstanding options, and 63,000 shares purchased under the 1988 Restricted Stock Award Plan which are unvested as of May 30, 1995.

BOARD COMMITTEES, MEETINGS, AND REMUNERATION

     Committees of the Board include the Audit and Compensation Committees, for which compensation is paid and stock options are granted to members, all of whom are non-employee directors. The other committees are the Finance and Nominating Committees, for which no compensation is paid and no stock options are granted to members. The Audit Committee consists of Messrs. Doll and Wolf, and the Compensation Committee consists of Messrs. Baldwin, Doll, and Vigilante. The Finance Committee consists of Messrs. Baldwin and Wolf, and the Nominating Committee consists of Messrs. Doll and Wolf.

     The functions of the Audit Committee include review with the independent accountants of the audit plan and results of each audit and review with management of the scope and quality of internal accounting and financial reporting controls in effect. The functions of the Compensation Committee include determining remuneration for senior officers and directors and the administration of the Company's stock plans. The functions of the Finance Committee include review of the Company's cash management and investment strategies. The functions of the Nominating Committee include establishment of criteria and procedures for the selection of new directors.

     During the fiscal year ended March 31, 1995, the Board of Directors held five meetings, the Audit Committee held four meetings, the Compensation Committee held four meetings, the Finance Committee held five meetings, and the Nominating Committee held one meeting in preparation for the Annual Meeting. Each director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees on which he served during the fiscal year. There are no family relationships among executive officers or directors of the Company.

     Each non-employee Board member receives $18,000 per year and $1,000 for attendance at each meeting of the Board and of any active standing committee of the Board for which compensation is paid and on which the director serves; committee chairmen receive a $2,000 fee for attending a meeting of such committee. Non-employee directors are eligible for reimbursement of expenses for attending meetings of the Board of Directors or any committees thereof. Non-employee directors are also eligible to participate in the Automatic Grant Program of the 1993 Stock Option Plan described in Proposal No. 2. The Chairman of the Board receives $2,000 per Board Meeting and annually is granted an option for 4,000 shares of Common Stock under the Automatic Grant Program. In addition, until March 31, 1996, the Chairman of the Board of Directors will receive $3,000 per month for services rendered.

     Pursuant to a policy adopted by the Board in 1992, non-employee directors first elected to the Board after the 1992 Annual Meeting must retire at age 72. All other non-employee directors must retire at age 75.

- --------------------------------------------------------------------------------

     PROPOSAL NO. 2 - APPROVAL OF AMENDMENTS TO THE 1993 STOCK OPTION PLAN
                               AND RELATED PLANS
- --------------------------------------------------------------------------------

INTRODUCTION

     The Board of Directors believes that a competitive employee stock option plan is crucial to the Company's ability to recruit and retain highly qualified technical and management employees and directors. Traditionally, stock option plans provide a significant incentive to managers and other personnel to perform their responsibilities in ways that increase return on equity to stockholders. The Board of Directors is recommending approval of amendments to the Company's 1993 Stock Option Plan (the "Option Plan") and the 1988 Restricted Stock Award Plan, the 1988 U.K Stock Option Scheme and the 1989 U.K. Stock Option Plan ("Related Plans") to increase the number of shares available for issuance under the Option Plan by 2,000,000 shares and to limit the number of shares of Common Stock with respect to which an option grant may be made to any one participant during any one year period.

SHARE INCREASE

     Option grants are a critical component of the Company's employee compensation structure. The Option Plan has not been amended to increase the available Share Pool since initially approved by stockholders in 1993. Currently, only 146,832 shares remain available for grant. Without approval of the amendment to the Option Plan increasing the authorized number of shares by 2,000,000 shares, the Company would be unable to make future competitive option grants to employees and new hires and the Company would be disadvantaged in its recruitment and retention of employees.

LIMIT ON NUMBER OF SHARES

     Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code"), limits the deductibility by public companies of compensation in excess of $1 million per year (subject to some exemptions) paid to certain executive officers (generally the CEO and the four most highly compensated executive officers). The limit could apply to income derived from the exercise of stock options, measured by the spread between the exercise price and the fair market value at the time the option is exercised. Options granted prior to February 17, 1993, are not subject to the deduction limitation under this law.

     "Performance based" compensation is excluded from compensation counted toward the $1 million deduction limit if certain conditions are met. Compensation resulting from the exercise of stock options will be treated as "performance based" and excluded from the limit on deductibility if, among other things, the plan under which the options are granted specifies limits on the number of shares issuable to any participant under the plan and these limits are approved by the issuer's stockholders.

     In order to exclude from the $1 million deduction limit compensation resulting from the exercise of options granted under the Option Plan and Related Plans, the Board of Directors has adopted, subject to stockholder approval, an amendment to the plan to limit the number of shares with respect to which options may be granted and awards made to no more than a total of 350,000 shares to any one participant in any one year period.

     The terms and provisions of the Option Plan are summarized below. The summary does not purport to be a complete description of the Option Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Secretary of the Company at the corporate offices in Redwood City, California.

ELIGIBILITY

     As of May 30, 1995, approximately 500 employees (including nine executive officers) were eligible to participate in the Option Plan, and five non-employee Board members were eligible for automatic option grants.

ADMINISTRATION

     The Option Plan and Related Plans are administered by the Compensation Committee, comprised of at least two (2) members of the Board of Directors ("Committee"), none of whom are employees of the Company.

OPTION PRICE AND EXERCISABILITY

     The exercise price of options issued under the Option Plan may not be less than the fair market value of the Common Stock on the grant date, and the maximum period during which any option may remain outstanding may not exceed ten
(10) years. Options issued under the Option Plan may become exercisable in cumulative increments over a period of months or years as determined by the Committee. Options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee. Outstanding options under the Option Plan will terminate within a specified period (generally not in excess of twelve (12) months) following cessation of service, unless the Committee determines that such exercise period should be further extended for one or more additional months or years.

     The option price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The Committee may also assist any optionee (including an officer) in the exercise of outstanding options under the discretionary option grant program by authorizing a loan from the Company or permitting the optionee to pay the option price in installments over a period of years.

STOCK APPRECIATION RIGHTS AND ACCELERATION OF OPTIONS

     The Option Plan includes a stock appreciation rights feature whereby the Committee has the authority to accept the surrender of one or more outstanding options under the Option Plan and authorize in exchange the payment by the Company of an appreciation distribution equal to the excess of (i) the fair market value (on the date of surrender) of the vested shares of Common Stock for which the surrendered option is at the time exercisable over (ii) the option price payable for such vested shares. Such payment may be made, at the discretion of the Committee, in shares of Common Stock valued at fair market value on the date of surrender or in cash.

     Officers of the Company subject to the short-swing profit restrictions of the Federal securities laws are granted limited stock appreciation rights as part of any stock option grants made to such officers under the Option Plan. Any option with such a limited stock appreciation right in effect for at least six
(6) months shall automatically be cancelled in exchange for a cash distribution from the Company upon the occurrence of a Hostile Take-Over (as defined in the Option Plan), whether or not the option is otherwise at the time exercisable for such shares.

     In addition, outstanding stock appreciation rights granted before May 1993 to employees, officers, and certain directors of the Company under the 1983 Option Plan and incorporated into the Option Plan allow such persons to surrender the underlying options to the Company for a cash distribution, in the event of certain changes in control of the Company.

     In the event of a "Change of Control" of the Company or certain "Corporate Transactions" (each as defined in the Option Plan), the Committee may in certain circumstances and subject to limitation set forth in the Option Plan, accelerate the vesting of outstanding options.

CANCELLATION AND NEW GRANT OF OPTIONS

     The Committee has the authority to effect the cancellation of outstanding options under the Option Plan and to grant replacement options covering the same or different numbers of shares of Common Stock but having an option price per share not less than the fair market value of the Common Stock on the new grant date. It is anticipated that the option price in effect under the replacement grant will in all instances be less than the option price in effect under the cancelled option.

EXCESS GRANTS

     The Option Plan permits the grant of options to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Share Pool. Any options so granted cannot be exercised prior to stockholder approval of an amendment sufficiently increasing the number of shares available for issuance under the Share Pool.

NON-EMPLOYEE DIRECTOR AUTOMATIC GRANT PROGRAM

     The Automatic Option Grant Program under the Option Plan authorizes the grant of options to non-employee members of the Board. At each Annual Meeting of Stockholders, each non-employee Board member who is first elected or re-elected at that meeting will automatically be granted an option to purchase 12,000 shares of Common Stock. A pro-rated number of shares will be awarded to each non-employee Board member who is first elected or appointed other than on the date of an Annual Meeting. In addition, the Chairman of the Board will receive an annual grant of 4,000 shares, and each non-employee Board member who serves on the Audit or the Compensation Committee will automatically be granted options to purchase 4,000 shares of Common Stock annually for each committee on which he or she serves and an additional 4,000 shares for each Chairman position on such committees. A pro-rated number of shares is awarded to each non-employee Board member who is first appointed to such committees or to such chairmanship other than on the date of an Annual Meeting.

     The option price per share for each automatic grant will be the fair market value per share of Common Stock on the date of grant, and the option price for purchased shares will be payable in cash or shares of Common Stock or through a cashless exercise procedure.

     Beginning in 1993, automatic option grants become exercisable as to one-third of the purchasable shares after one year and as to the remainder of the shares in monthly installments over the following twenty-four (24) months, provided the optionee remains a member of the Board. Automatic option grants to directors who have served for at least three (3) years as non-employee Board members and who are at least age 65 at the time of retirement from the Board continue to vest and remain exercisable until the expiration or sooner termination of the applicable option agreement. However, full and immediate vesting will occur upon a Corporate Transaction and Change in Control (as such terms are defined in the Option Plan). Also, each automatic option grant will be automatically cancelled upon the occurrence of a Hostile Take-Over, whether or not the option is then exercisable; in return, the optionee will be entitled to a cash distribution as provided in the Option Plan.

     If a retired non-employee Board member dies, options vested at the time of death may subsequently be exercised by the personal representative of the optionee's estate or by the persons to whom such options are transferred by the optionee's will or by the laws of inheritance within twelve (12) months of the optionee's death.

AMENDMENT AND TERMINATION OF THE OPTION PLAN

     The Board of Directors may amend or modify the Option Plan in any or all respects whatsoever, provided, however, that no such amendment may adversely affect the rights of outstanding option holders without their consent, and the Board of Directors may not, without the approval of the Company's stockholders:
(i) materially increase the maximum number of shares issuable under the Share Pool or the number of shares for which automatic grants may be made to non-employee Board members, except in the event of certain changes to the Company's capital structure as indicated above; (ii) materially modify the eligibility requirements for option grants; or (iii) otherwise materially increase the benefits accruing to participants under the Option Plan.

     The Board of Directors may terminate the Option Plan at any time, and the Option Plan will in all events terminate no later than August 10, 2003. Any options outstanding at the time of such plan termination will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants.

ISSUABLE SHARES AND SHARE POOL

     As of May 30, 1995, approximately 3,396,431 shares of Common Stock were subject to outstanding options under the 1993 Option Plan, and 146,832 shares of Common Stock were available for future option grants. Accordingly, 2,146,832 shares of Common Stock would be included in the Share Pool and available for future option grants under the Option Plan, assuming approval of the 2,000,000 shares covered by this Proposal No. 2.

     This number is subject to adjustment from time to time in the event of certain changes in the Company's capital structure. To the extent any of the incorporated options are subsequently exercised, the number of shares issued under those options will reduce, on a share-for-share basis, the number of shares available for issuance under the Option Plan.

     Should any option under the Option Plan expire or terminate prior to exercise or surrender in full (including any options incorporated into the Option Plan from the 1983 Option Plan), the shares subject to the portion of the option not so exercised or surrendered will be available for subsequent option grants. Shares subject to any option surrendered in accordance with the option surrender provisions of the Option Plan and all share issuances under the Option Plan, whether or not the shares are subsequently repurchased by the Company pursuant to its repurchase rights under the Option Plan, will reduce on a share-for-share basis the number of shares available for subsequent option grants.

     The shares in the Share Pool are available for issuance under the Option Plan and Related Plans. By reason of the Share Pool structure, the number of shares of Common Stock issuable under the Option Plan will be reduced by the number of shares of Common Stock issued under the other three stock plans in the Share Pool. Conversely, shares issued under the Option Plan will reduce the number of shares available for issuance under the three other stock plans in the Share Pool.

1988 U.K. STOCK OPTION SCHEME AND 1989 U.K. STOCK OPTION PLAN

     On June 14, 1988, the Company adopted the 1988 U.K. Stock Option Scheme (the "1988 UK Plan"), and on January 10, 1989, the Company adopted the 1989 U.K. Stock Option Plan (the "1989 UK Plan"). (The 1988 UK Plan and the 1989 UK Plan are collectively referred to as the "UK Plans.") The UK Plans authorize the grant of options to purchase Common Stock to eligible employees of the Company's subsidiary in the United Kingdom, N.E.T. Europe Ltd. ("NET-UK"). The 1988 UK Plan is intended to grant options on a tax favored basis under the laws of the United Kingdom, and the 1989 UK Plan is designed for granting options without such tax-favored treatment. Full-time employees of NET-UK are eligible to receive options under the 1989 UK Plan, and those who have been employed for ninety (90) days or more are eligible to receive options under the 1988 UK Plan. The option price per share may not be less than the fair market value of the Common Stock on the date of grant. Options are exercisable in a series of installments, beginning one year from the date of grant or date of hire, and have a maximum term of ten (10) years under the 1988 UK Plan and seven (7) years under the 1989 UK Plan. The maximum number of shares issuable under the UK Plans is limited to the Share Pool described above in Proposal No. 2, but may not exceed the lesser of 750,000 shares or 12% of the aggregate number of shares of Common Stock outstanding. The Board may amend or terminate the UK Plans at any time, and the 1988 UK Plan and 1989 UK Plan will in all events terminate no later than June 14, 1998, and January 10, 1999, respectively. Executive officers of the Company and Board members are not eligible to receive options under the UK Plans.

     Under the 1989 UK Plan, acceleration of vesting of outstanding options granted prior to May 24, 1993, in connection with certain changes in control or acquisitions of the Company is automatic rather than discretionary with the Board. However, the Board has discretion to provide for no acceleration where, in the view of the Board, acceleration would result in the loss of pooling treatment for financial reporting purposes. In addition, limited stock appreciation rights, which entitle the holders to surrender such options in the event of certain changes in control and receive in exchange a cash distribution from the Company based upon the change in control price paid per share, are made available to all optionees holding options granted prior to May 24, 1993, subject to compliance with applicable law.

1988 RESTRICTED STOCK AWARD PLAN

     On June 14, 1988, the Board of Directors adopted the 1988 Restricted Stock Award Plan (the "Award Plan") which was subsequently approved by the stockholders. The Award Plan authorizes the issuance to eligible employees of up to the lesser of 750,000 shares of Common Stock or the number of shares of Common Stock available from the Share Pool described in this Proposal No. 2. Only key employees (including officers and directors) of the Company and its subsidiaries are eligible for participation. However, no employee owning stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries is eligible to participate in the Award Plan. As of May 30, 1995, approximately 500 employees (including nine (9) officers) were eligible to participate in the Award Plan.

     Shares of Common Stock are issued under the Award Plan at their par value of $.01 per share, payable by the participant in cash or cash equivalent. All Common Stock issued under the Award Plan is awarded to selected participants in recognition of services rendered, or to be rendered, to the Company or its subsidiaries. The awarded shares may be issued immediately or at a specified later date and may be fully vested or vest in one or more installments. The elements of the vesting schedule, including the number of installments in which the shares are to vest, the interval or intervals (if any) which are to lapse between installments and the effect of disability, death or other specified events upon vesting, are to be determined by the Compensation Committee of the Board of Directors and specified in an agreement between the Company and the participant entered into at the time of the issuance of the Common Stock.

     Restricted shares issued after May 24, 1993, do not vest on an accelerated basis upon a Corporate Transaction if the Company's right to repurchase unvested shares is assigned to the successor corporation or its parent. Accelerated vesting would occur where the Company's repurchase right is not assigned. In addition, the Board may elect to accelerate vesting in connection with a Change in Control, but accelerated vesting would not be automatic.

     Shares of Common Stock that are issued and subsequently repurchased by the Company, and any previously purchased shares of Common Stock used to pay for shares purchased under the Award Plan, will not be available for reissuance under the Award Plan.

     The Board may terminate the Award Plan at any time, but in all events the Award Plan will automatically terminate upon the earliest to occur of (i) June 14, 1998, (ii) the date all shares available for issuance under the Award Plan have been issued as vested shares, or (iii) the date all shares available for issuance under the Share Pool have been issued. Termination or expiration of the Award Plan will not affect the rights of participants with respect to unvested Common Stock or other assets issued to them prior to such termination, and their interests in such Common Stock or other assets will continue to vest in accordance with their designated vesting schedules.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a description of the Federal income tax consequences of the grant and exercise of stock options under the Company's employee stock plans.

     An option granted to an employee who is a citizen or resident of the United States ("U.S. Employee") will be either an incentive stock option ("ISO") or a non-qualified option ("NQO"). In general, an employee who is a U.S. Employee will not have taxable income (and the Company will receive no deduction) upon the grant or exercise of an ISO. However, exercise of an ISO by a U.S. Employee may subject a U.S. Employee to the Federal alternative minimum tax.

     A U.S. Employee generally will be entitled to long-term capital gain treatment upon the sale of shares ("Option Shares") acquired upon the exercise of an ISO if the shares have been held for more than two (2) years after the grant date and for more than one year after the exercise date. If the Option Shares are disposed of before both of these holding periods have expired, the U.S. Employee will have taxable ordinary income and/or capital gain (or loss) in the year of sale determined as if the option had been a Non-Qualified Option (see below), except that the amount of ordinary income will not exceed the actual gain on the sale, and the Company will be entitled to a corresponding deduction.

     In general, a U.S. Employee will not have taxable income upon the grant of an NQO. Upon exercise of an NQO, the U.S. Employee will generally have ordinary income subject to income and employment tax withholding (and the Company will be entitled to a corresponding deduction) in the amount by which the fair market value of the stock at that time exceeds the purchase price. In general, unless he or she makes the election described below, a U.S. Employee will not have taxable income upon the grant of restricted (vesting) stock but will have taxable income upon the lapse of any vesting restrictions. A U.S. Employee receiving restricted stock, however, may make an election to be taxed at grant on any excess of fair market value over the amount paid, in which case the lapse of vesting restrictions will not be a taxable event. If shares are held at least one year after the date the U.S. Employee has taxable income from acquiring them, then upon sale of the shares the U.S. Employee will have long-term capital gain or loss equal to the difference between the sale price and the fair market value of the shares on the date taxable income is recognized. Under current Federal income tax law, long-term capital gain is taxable at a minimum stated rate of 28%, while ordinary income is taxable at a maximum stated rate of 39.6% (disallowances of deductions at certain income levels may result in a higher implicit rate).

     The tax consequences to non-U.S. Employees are governed by foreign law, which typically does not offer the same tax advantages as United States law. Special rules apply to participants who are directors or officers.

     Stock Appreciation Rights. An optionee who is granted a stock appreciation right will have taxable ordinary income subject to income and employment tax withholding if an optionee is a U.S. Employee in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

     Parachute Payments. If the exercisability of an option or stock appreciation right is accelerated as a result of a change of control, all or a portion of the value of the option or stock appreciation right at that time may be a "parachute payment" for purposes of the "excess parachute payment" provisions of the Internal Revenue Code. Those provisions generally provide that if parachute payments exceed three (3) times an employee's average compensation for the five (5) tax years preceding the change of control, the employer corporation may not deduct and the recipient is subject to a 20% excise tax for the amount of the parachute payments in excess of one times such average compensation.

     Note Forgiveness. If any promissory note delivered in payment of shares acquired under the Option Plan is forgiven in whole or in part, the amount of such forgiveness will be taxable to the participant as ordinary compensation income subject to income and employment tax withholding if the participant is a U.S. Employee. The Company will be entitled to a business expense deduction equal to the amount of ordinary income taxable to the participant in connection with the acquisition of the shares and any note forgiveness. The deduction will be allowed for the taxable year of the Company in which the ordinary income is taxable to the participant.

ACCOUNTING TREATMENT

     Option grants at 100% of fair market value will not result in any charge to the Company's earnings. The number of outstanding options may be a factor in determining the Company's earnings per share on a fully diluted basis. Should optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter end will be accrued as a compensation expense, to the extent such amount is in excess of the aggregate exercise price in effect for those rights.

     The following table shows the number of options granted under the Option Plan and shares awarded under the Award Plan to the officers named in the Summary Compensation Table ("Named Executives") and the groups named below during the fiscal year ended March 31, 1995.

                                 PLAN BENEFITS
                           OPTION PLAN AND AWARD PLAN

                                                                        NUMBER OF       NUMBER OF
                                                                         OPTIONS         SHARES
                 NAMED EXECUTIVE OFFICERS AND GROUPS                     GRANTED         AWARDED
- ----------------------------------------------------------------------  ---------       ---------
Named Executives......................................................         0              0
Executive Officers as a Group.........................................    40,000          5,000
Non-Executive Director Group..........................................    36,000              0
Non-Executive Officer Employee Group..................................   509,600              0

     None of the officers named in the Summary Compensation Table received option grants or share awards during the fiscal year ended March 31, 1995. The closing price of the Common Stock on the New York Stock Exchange on May 30, 1995, was $23.625 per share.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of the outstanding shares of the Company's voting Common Stock represented and voted at the 1995 Annual Meeting is required for approval of the amendments to the Company's Stock Plans and the Restricted Stock Award Program adding 2,000,000 shares to the Share Pool and limiting to 350,000 the number of shares any one participant may be granted and awarded in any one-year period.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NO 2.

- --------------------------------------------------------------------------------

        PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
- --------------------------------------------------------------------------------

     The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending March 31, 1996. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

     Deloitte & Touche LLP has audited the Company's financial statements since inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 1996.

- --------------------------------------------------------------------------------

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION
- --------------------------------------------------------------------------------

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the compensation earned by the Company's Chief Executive Officer, the Company's four (4) other most highly compensated executive officers, and one former executive officer not serving as an executive officer on March 31, 1995, for services rendered in all capacities to the Company for each of the last three (3) fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL COMPENSATION AWARDS(2)
                                                  ----------------------------------------------------
                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                         -------------
                                                                                          SECURITIES
                    NAME AND                                                              UNDERLYING
               PRINCIPAL POSITION                 YEAR     SALARY($)(1)     BONUS($)      OPTIONS(#)
- ------------------------------------------------  -----    ------------   ------------   -------------
Joseph J. Francesconi,..........................   1995      $344,615(3)    $486,700(3)           0
  President and Chief                              1994        18,846              0        225,000
  Executive Officer                                1993             0              0              0

Raymond E. Peverell,............................   1995       210,009        243,000              0
  Senior Vice President,                           1994       209,763         90,000         25,000
  Sales and Marketing                              1993        44,615              0         50,000

Craig M. Gentner,...............................   1995       189,932        206,550              0
  Senior Vice President,                           1994       189,381         70,200         15,000
  Chief Financial Officer                          1993       178,114         27,000              0
  and Corporate Secretary

Jerry L. Davis,.................................   1995       171,471        125,850              0
  Vice President,                                  1994       161,901         60,100         10,000
  Client Support                                   1993       134,313         41,200              0

David P. Owen,..................................   1995       149,384        106,890              0
  Vice President,                                  1994       139,244         54,400         20,000
  Corporate Development                            1993       114,211         27,700              0
  and Strategy

John K. Clary, formerly.........................   1995       190,625        121,500              0
  Senior Vice President,                           1994       157,853         63,300         35,000
  Product Operations &                             1993       142,197         22,900              0
  Re-engineering

- ------------

1/ Salary includes amounts deferred pursuant to the Company's 401(k) Plan.
2/ No restricted stock grants were made to any of the above named officers during fiscal years 1992 - 1995.
3/ Per the terms of his employment agreement, receipt by Mr. Francesconi of cash compensation earned through June 30, 1995, has been deferred until June 30, 1995.

STOCK OPTIONS

     N.E.T. did not grant options during fiscal year 1995 to any of the executive officers named in the Summary Compensation Table. The following table sets forth information concerning the exercise of options during fiscal year 1995 and unexercised options held as of the end of such year by the executive officers of the Company named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                       AGGREGATE
                                     VALUE REALIZED
                                     (SALE PRICE AT      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         SHARES      EXERCISE LESS      UNDERLYING UNEXERCISED             IN-THE-MONEY
                        ACQUIRED        EXERCISE         OPTIONS AT FY-END(#)          OPTIONS AT FY-END($)
                       ON EXERCISE       PRICE)       ---------------------------   ---------------------------
         NAME              (#)            ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------- -----------   --------------   -----------   -------------   -----------   -------------
Francesconi...........         0               0         56,250        168,750       $ 991,406      $2,974,218
Peverell..............    20,000        $343,525         14,375         40,625         231,718        657,031
Gentner...............    15,000         268,125         64,375         10,625       1,096,640        188,984
Clary.................    51,000         858,397          2,082         23,750          33,939        388,359
Davis.................    17,500         255,875         54,219          6,666         966,821        119,375
Owen..................    11,000         224,600         34,114         13,385         630,527        233,535

COMPENSATION COMMITTEE REPORT

INTRODUCTION

     The Compensation Committee of the Board of Directors is responsible for the administration of the compensation programs for the Company's executive officers. These programs have been designed to ensure that the compensation paid to the executive officers is linked to both Company and individual performance. Accordingly, a substantial portion of the compensation paid to each executive officer is comprised of components based upon individual achievement and Company performance, such as operating profit, attainment of predetermined goals, and the improvement in the market price of the Company's stock. As such, it is our responsibility to set the base salaries and to approve the individual incentive awards to such executive officers during the year. In addition, the Committee administers the Company's 1993 Stock Option Plan and Related Plans.

     For fiscal year 1995, the Committee approved the compensation payable to Mr. Francesconi, President and Chief Executive Officer. The base salary and incentive compensation of the Company's executives, other than CEO compensation, are established by the CEO with assistance of the Company's human resources staff and an independent consultant and are reviewed and approved by the Compensation Committee.

COMPENSATION PHILOSOPHY

     Under the supervision of the Committee, the Company has developed a compensation philosophy which is designed to attract and retain qualified key executive officers critical to the Company's success and to provide such executives with performance-based incentives tied to the profitability of the Company and stockholder value. As an officer's level of responsibility and accountability within the Company increases over time, a greater portion of the officer's compensation is intended to be dependent upon the Company's performance, the individual's contribution to the success of the Company as measured by individual performance, and stock price appreciation rather than upon base salary. Accordingly, each executive officer's compensation package is fundamentally comprised of three elements: (i) base salary which reflects individual responsibilities, performance and expertise; (ii) annual variable performance awards payable in cash and tied to the individual's and the Company's achievement of certain goals; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officer and the Company's stockholders.

COMPENSATION PRINCIPLES

     The design and implementation of all executive compensation programs is based on a series of guiding principles derived from Company values, business strategy and management requirements. These principles may be summarized as follows:

     - Attract and retain key executives essential to the long-term success of the Company;

     - Reward executives for long-term corporate success by facilitating their ability to acquire an ownership interest in the Company;

     - Provide direct linkage between the compensation payable to executives and the Company's attainment of annual and long-term financial goals and targets;

     - Emphasize reward for performance at the individual, team and corporate level.

COMPENSATION FACTORS

     Several important factors which were considered in establishing the components of each executive officer's compensation package for fiscal year 1995 are summarized below. In setting executive compensation for future fiscal years, additional factors may also be taken into account and the Committee may in its discretion apply entirely different factors, particularly different measures of performance. All compensation decisions are designed to further the Company's compensation philosophy described above.

     Base Salary. Base compensation is established based on competitive market rates through comparisons with companies of similar size and complexity at the time the executive is first hired. Base compensation thereafter is reviewed annually using an analysis of competitive salary ranges provided by independent compensation surveys which focus on Silicon Valley companies, with particular emphasis on the reported compensation paid by companies similar in size and business who compete with the Company in the recruitment and retention of senior personnel. The base salary level for executive officers is generally at the sixtieth (60th) percentile level determined for such individuals on the basis of the external salary data provided the Committee by the independent compensation surveys. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison for stockholder returns. Therefore, the compensation comparison group is not the same as the industry group index in the Stock Performance Graph, below.

     Annual Bonuses. The Company's officers are eligible to participate in an annual incentive compensation plan with awards based primarily on financial and individual performance targets. Each executive officer's individual performance is measured against goals established for that individual in various areas, including leadership, planning, management and innovation. The weight assigned to each of these factors varies from individual to individual. Targeted awards for executive officers of the Company under this plan are consistent with targeted awards of companies of similar size and complexity to the Company, based on a review of independent compensation surveys covering companies in the Silicon Valley. Actual awards were subject to decrease or increase on the basis of the Company's core business performance and the individual's performance and at the discretion of the Committee. In fiscal year 1995, executive officers were eligible for target incentives set between 40% and 50% of salary. The financial performance component is not paid if less than 75% of the goal is achieved, and the maximum bonus will be paid only if 150% or higher of the goal is achieved. Payouts with respect to 1995 were based on Company performance as well as individual performance against objectives which directly supported the achievement of the Company's goals. The Company's performance for 1995 was measured on the basis of operating profit and the 1995 goals were substantially exceeded and payouts reflect that excellent performance.

LONG TERM INCENTIVES

     Long term incentives are provided primarily through annual option grants, as well as by supplemental option grants and restricted stock awards. These incentives are intended to motivate the executive officer to improve long term Company performance. All options currently outstanding were granted with an exercise price equal to the market price on the grant date and will be of no value unless the market price of the Company's Common Stock appreciates, thereby aligning a part of the executive officer's compensation with the return realized by stockholders.

     Stock Options. The Company has adopted the 1993 Stock Option Plan and 1988 Restricted Stock Award Plan to provide executive officers and other key employees with incentives to maximize long-term stockholder values. Awards under the 1993 Stock Option Plan can take the form of stock options and stock appreciation rights, and awards under the 1988 Restricted Stock Award Plan take the form of restricted stock, all of which are designed to give the recipient a significant equity stake in the Company and thereby closely align their interest with those of the Company's stockholders. In addition to linking executive compensation directly to stockholder value, the Committee believes that stock options and restricted stock awards, through staged vesting provisions, perform an important role in motivating and retaining key executives. The Committee has established certain general guidelines in making option grants to corporate officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with the Company and his or her existing holdings of vested and unvested options. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.

     Restricted Stock. Awards of restricted stock are not made by reference to formulas or guidelines. They are provided to promote long term shareholder value and retention of key executives, solely at the Committee's discretion. Restricted stock is therefore awarded only under limited circumstances, such as to recognize a significant contribution to the Company's long term performance, to provide an incentive to achieve performance objectives, or in connection with a significant promotion. The vesting schedules for restricted stock awards are tailored to meet the particular purposes of the awards, and therefore may be different from the more uniform vesting schedules utilized for stock option grants.

CEO COMPENSATION

     Joseph J. Francesconi was appointed President, Chief Executive Officer and a Director of the Company as of March 9, 1994. In March 1994, the Company entered into an Employment Agreement with Mr. Francesconi which provides for the deferral until June 30, 1995, of payment of a base salary of $350,000, and a target bonus for fiscal year 1995 equal to 50% of his base salary. A stock option to purchase 225,000 shares was also granted to Mr. Francesconi. In addition, the agreement provides that in the event of his termination other than for cause prior to completing two (2) years of service, Mr. Francesconi shall, for a period of one year, receive his base salary (subject to certain offsets), standard employee benefits and continued stock option vesting. The agreement also provides that he would not perform services for any competitor during that one-year period and he would provide services to the Company for up to three (3) days per month. In structuring the compensation, independent compensation advice was obtained. Because the Company's performance in fiscal year 1995 significantly exceeded revenue, profitability, cash generation and other goals, Mr. Francesconi received a bonus in excess of his base salary.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     The cash compensation to be paid to each of the Company's executive officers for fiscal year 1996 is not expected to exceed the $1 million limit on the tax deductibility of such compensation imposed under Federal tax legislation enacted in 1993. In addition, in Proposal No. 2 the Board recommends that the stockholders approve an amendment to the Company's 1993 Stock Option Plan to impose a limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options during any one year period in order to ensure that any compensation deemed paid to an executive officer upon the exercise of an outstanding option under the 1993 Stock Option Plan will qualify as performance-based compensation and not be subject to the $1 million limitation on tax deductibility.

     We conclude our report with the acknowledgment that no member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                         Compensation Committee

                                         Robert H. B. Baldwin
                                         Dixon R. Doll
                                         Frank S. Vigilante

STOCK PERFORMANCE GRAPH

     The graph depicted below shows the Company's stock price as an index assuming $100 invested over the five (5) fiscal year periods beginning on March 31, 1990, along with the composite prices of companies listed in the S&P 500 Index and H&Q Technology Index.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG NETWORK EQUIPMENT TECHNOLOGIES, INC., S&P 500 INDEX &
                              H&Q TECHNOLOGY INDEX

                                                   NETWORK                   H&Q
                                                  EQUIPMENT               TECHNOLOGY
                                                  TECH INC.  S & P 500      INDEX
                                                  ---------  ---------    ----------
March 1990.......................................   $ 100      $ 100         $100
March 1991.......................................      27        110          115
March 1992.......................................      46        119          135
March 1993.......................................      20        133          148
March 1994.......................................      28        131          166
March 1995.......................................      85        143          212

Assumes $100 invested on 3/3/90 in Network Equipment Technologies stock, the S&P 500 Index, and the H&Q Technology Industry Index. Assumes reinvestment of all dividends. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     On February 24, 1995, the Company entered into an Employment and Consulting Agreement with John K. Clary. Mr. Clary tendered his resignation as a corporate officer effective on that date and as an employee effective May 12, 1995. He agreed to perform up to ten (10) hours per month of consulting services for the Company through June 30, 1995. The Company agreed to continue salary payments through May 12, 1995, to make a bonus payout for fiscal year 1995, and to provide certain benefits. Mr. Clary's stock options will continue to vest until June 30, 1995. Mr. Clary agreed not to perform services for any competitor prior to January 1, 1996.

     On February 23, 1994, the Company entered into an Employment Agreement with Craig M. Gentner providing for an annual base salary of $180,000. Under this Agreement, if Mr. Gentner's employment is terminated involuntarily other than for cause prior to February 23, 1996 (e.g. a change in control, a substantial reduction in responsibility or a relocation), then for one year Mr. Gentner would continue to receive his base salary (subject to certain offsets), and standard employee benefits, his targeted incentive bonus, and his stock options would vest. During such one-year period, he would be obligated to provide services to the Company for up to an average of eight (8) hours per month.

     The Company's Employment Agreement with Mr. Francesconi is described above in the Compensation Committee Report. Each of the agreements provides for a release of all claims by the employee as a condition to receiving the post-employment benefits.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent (10%) of the Common Stock are required to report initial ownership of the Common Stock and any subsequent changes in ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their fiscal year 1995 transactions, and (ii) the written representations received from one or more of such persons, the Company has concluded that the following persons failed to file timely Forms 4, or Forms 5 regarding changes in ownership: Mr. Jerry L. Davis, Vice President, Client Support, one report with respect to the sale of 978 shares of Common Stock on February 9, 1995; Dr. Dixon R. Doll, Director, one report with respect to the sale of 193 shares of Common Stock by his son on August 31, 1994.

- --------------------------------------------------------------------------------

                                 OTHER BUSINESS
- --------------------------------------------------------------------------------

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

- --------------------------------------------------------------------------------

                             STOCKHOLDER PROPOSALS
- --------------------------------------------------------------------------------

     Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1996 must be received by the Company no later than February 22, 1996, in order to be included, if appropriate, in the Proxy Statement and Proxy relating to that meeting.

     In addition, pursuant to the Company's bylaws, in order for any stockholder to propose any business (including nominations for director) at an annual meeting, such stockholder is required to provide the Company with advance written notice at least thirty (30) days prior to such meeting (no later than July 9, 1995, with respect to the Annual Meeting to be held August 8, 1995). The notice must contain certain information regarding such stockholder (and any nominee for director), any arrangements between the stockholder and the nominee, and any other information regarding such nominee or each matter of business proposed by the stockholder that would be required to be disclosed in a proxy statement filed with the Securities and Exchange Commission for solicitations of proxies to approve such proposed business.

     Any such proposals or notices should be directed to the attention of the Secretary, Network Equipment Technologies, Inc., 800 Saginaw Drive, Redwood City, California 94063.

                                          By order of the Board of Directors

                                          CRAIG M. GENTNER
                                          Secretary

June 21, 1995

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         NETWORK EQUIPMENT TECHNOLOGIES
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         NETWORK EQUIPMENT TECHNOLOGIES
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

         $125

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

 PROXY                NETWORK EQUIPMENT TECHNOLOGIES, INC.                PROXY
                   800 Saginaw Drive, Redwood City, CA 94063
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                      NETWORK EQUIPMENT TECHNOLOGIES, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement and appoints Joseph J. Francesconi and Craig M. Gentner and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Network Equipment Technologies, Inc. (the "Company") held of record by the undersigned on June 12, 1995, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held August 8, 1995, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth below.

1. To elect the following directors to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified or until their death, resignation or removal:

                                      FOR                    WITHHOLD AUTHORITY
                                                                   TO VOTE
    Dixon R. Doll
                               -----------------                   -------
    Hans A. Wolf
                               -----------------                   -------

2.  To approve amendments to the Company's 1993 Stock Option Plan and
Related Stock Plans to increase the number of shares available for issuance by 2,000,000 and to limit the number of shares that may be granted to any participant in any one year.

         ___ FOR ___ AGAINST___ ABSTAIN

3. To ratify the Board of Director's selection of Deloitte & Touche to serve as the Company's independent accountants for the fiscal year ending March 31, 1996.
         ___ FOR ___ AGAINST___ ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)

This Proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.
Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title, as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

                                Dated:___________________________________, 1995


_____________________________________________     PLEASEMARK, SIGN, DATE AND
                                   Signature      RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE
_____________________________________________
                   Signature if held jointly